Exhibit 5.1

1250 24th Street NW, Suite 700 Washington, DC 20037 T (202) 349-8000

September 21, 2018

Board of Directors

FVCBankcorp, Inc.

11325 Random Hills Road

Fairfax, Virginia 22030

RE:         FVCBankcorp, Inc.

Ladies and Gentlemen:

We have acted as special counsel to FVCBankcorp, Inc. (the “Company”) in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to 2,227,239 shares (the “Shares”) of its common stock, $0.01 par value (“Common Stock”), in connection with the Company’s Amended and Restated 2008 Stock Plan (the “2008 Plan”), and up to 48,852 shares of Common Stock in connection with the 1st Commonwealth Bank of Virginia 2009 Stock Incentive Plan assumed in connection with the merger of 1st Commonwealth Bank of Virginia with a wholly owned subsidiary of the Company (the 1st Commonwealth Plan”, and together with the 2008 Plan, the Plans”).

In rendering this opinion, we have limited our examination to originals or copies, certified or otherwise identified to our satisfaction of (i) the Registration Statement, as filed with the Commission pursuant to the Securities Act, (ii) the Articles of Incorporation of the Company; (iii) the Bylaws of the Company, (iv) the 2008 Plan, (v) the 1st Commonwealth Plan, and (vi) such other corporate documents, records, information and certificates of the Company, certificates of public officials or government authorities and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  As to certain facts material to our opinions, we have relied upon statements, certificates or representations of officers and other representatives of the Company. We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We have assumed that all parties other than the Company have or will have the power to enter into and perform all obligations under such documents, the due authorization of such documents by such parties, the due execution and delivery of such documents by each other party, and the valid and binding effect of such agreements on such parties.

Based upon such examinations, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Shares, when issued, delivered, and paid for in the manner and in accordance with the terms of the Plans, will be validly issued, fully paid, and non-assessable shares of the Common Stock of the Company.

The opinions expressed herein are rendered as of the date hereof, are limited to the corporate laws of the Commonwealth of Virginia, and we express no opinion on the laws of any other jurisdiction.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement, and to the reference to our Firm contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

Sincerely,

/s/ Buckley Sandler LLP